Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Sr. Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS SECOND QUARTER 2006 RESULTS

AND UPDATES ANNUAL GUIDANCE

SAN DIEGO – (August 7, 2006) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported financial results for the second quarter of 2006, with revenue of $261.2 million and diluted earnings per share of $0.21. Second quarter revenue increased 3% from the $254.3 million reported for the first quarter of this year and 63% from the $160.7 million reported for the second quarter of last year. The sequential quarterly increase in revenue reflected growth across all of the company’s business lines as well as one additional day in the second quarter. The increase in revenue compared to the same quarter last year was due primarily to the company’s acquisition of The MHA Group, Inc. (“MHA”) in November 2005 and growth in the company’s nurse and allied healthcare staffing business.

Diluted earnings per share for the second quarter of 2006 of $0.21 compared to $0.24 reported for the first quarter. The decrease was due to a benefit from a workers’ compensation insurance reserve reduction recorded in the first quarter, as well as increased SG&A expenses in the second quarter. Also contributing to the sequential decrease in diluted earnings per share was a $0.04 charge for stock compensation expense recognized in the second quarter in connection with the Company’s adoption of Statement of Financial Accounting Standards 123R (“FAS 123R”) on January 1, 2006, compared to a $0.02 charge for stock compensation expense in the first quarter. Partially offsetting the sequential quarterly decrease in diluted earnings per share was a $0.02 tax benefit recorded in the second quarter of 2006 for an adjustment to deferred income taxes.

“We are very pleased with both the sequential and year-over-year growth of our business,” said Susan R. Nowakowski, President and Chief Executive Officer. “We continue to benefit from our leading market position and a continued strength in demand for quality healthcare professionals. All of our business lines are performing well, and we are particularly encouraged by the increase in new nurse candidates who are applying with our brands,” added Nowakowski.

Gross profit for the second quarter of 2006 was $70.0 million, representing a 26.8% gross margin, up from the $68.3 million, or 26.9% gross margin, reported in the first quarter of 2006, and the $37.2 million, or 23.1% gross margin, reported in the second quarter of 2005. The increase in second quarter gross profit compared to the prior quarter was due largely to growth in the company’s physician staffing businesses. The increase in gross profit compared to the same quarter last year was due primarily to the company’s acquisition of MHA. Second quarter gross margins by business line were 24.5% for nurse and allied healthcare staffing, 26.5% for locum tenens staffing and 61.2% for physician permanent placement services.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2006 were $52.4 million, including stock compensation expense of $1.8 million resulting from our adoption of FAS 123R, as compared to $47.9 million last quarter and $26.7 million in the second quarter last year. The increase in SG&A expenses in the second quarter as compared to the first quarter of this year was due mainly to focused spending on marketing and recruiting initiatives aimed at expanding nurse supply and placements along with increased spending to support growth in the physician staffing businesses. The increase in SG&A expenses compared to the same quarter last year reflected mainly the addition of MHA. As a percentage of revenue, SG&A expenses excluding stock compensation expense were 19.4%, for the second quarter, compared to 18.3% for last quarter and 16.6% for the same quarter last year.

Income from operations was $15.1 million for the second quarter of 2006, compared to $17.9 million for the first quarter of 2006 and $9.0 million for the second quarter of 2005. Income from operations margin for the second quarter of 2006 was 5.8%, compared to 7.1% for the first quarter of 2006 and 5.6% for the second quarter of 2005.

Net interest expense for the second quarter of this year was $4.3 million, compared to $4.1 million in the first quarter and $1.7 million in the second quarter of 2005. The increase in net interest expense from last quarter was attributable to additional interest expense from increased debt used to fund the repurchase of approximately 1.9 million shares of the company’s common stock on May 15, 2006. The increase in net interest expense compared to the same quarter last year was primarily attributable to interest expense from additional debt used to fund the company’s acquisition of MHA.

AMN Healthcare generated $24.1 million in cash flow from operations during the second quarter of 2006 which, in addition to cash on hand and borrowings, was used to repurchase $37.5 million of the company’s common stock in May of this year and pay down debt. Total debt outstanding at June 30, 2006 was $209.6 million. Weighted average diluted shares outstanding for the second quarter of 2006 were 34.2 million.

Revenue and Earnings Guidance for Third Quarter and Full Year 2006

Revenue for the third quarter of 2006 is expected to range from $275 million to $278 million and diluted earnings per share is expected to range from $0.21 to $0.23, which includes an estimated charge of $0.03 for stock compensation expense related to the adoption of FAS 123R.

Based on strong year to date results and better visibility into the second half of 2006, management increased its guidance for full year revenue and diluted earnings per share previously issued in May of this year. Management expects full year 2006 revenue to range from $1.060 billion to $1.070 billion and full year diluted earnings per share to range from $0.86 to $0.89, which includes an estimated charge of $0.12 for stock compensation expense. Excluding stock compensation expense, full year 2006 adjusted diluted earnings per share is expected to range from $0.98 to $1.01.

“Our estimates for the remainder of the year reflect continued strength in demand as well as an improving candidate supply environment in our nurse staffing business. We believe that the strategic investments in marketing and recruiting we initiated at the beginning of the year are beginning to bear results and create positive momentum,” said Nowakowski. “Our team members are doing an outstanding job of delivering competitively superior service to our providers and healthcare facility clients every day,” added Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. As the largest nationwide provider of travel nurse staffing, locum tenens (temporary physician staffing) and physician permanent placement services, the company recruits physicians, nurses and allied healthcare professionals nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on August 8, 2006

AMN Healthcare Services, Inc.’s second quarter 2006 conference call will be held on Tuesday, August 8, 2006, at 11:00 a.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1085 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 5:15 p.m. Eastern Time, and can be accessed until August 22, 2006 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 829385.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of the company’s hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; the performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulations; the company’s ability to grow and operate its business in compliance with legislation and regulations; the challenge to classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the impact on the company’s earnings related to share-based payment awards due to changes in accounting rules; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support the company’s business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, its Current Reports on Form 8-K, and Registration Statement on Form S-3. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		% Chg	Six Months Ended June 30,		% Chg
	2006	2005		2006	2005
Revenue	$261,176	$160,689	62.5%	$515,441	$317,531	62.3%
Cost of revenue	191,154	123,521	54.8%	377,118	244,646	54.1%

Gross profit	70,022	37,168	88.4%	138,323	72,885	89.8%

	26.8%	23.1%		26.8%	23.0%
Expenses:
Selling, general and administrative	52,353	26,715	96.0%	100,245	53,001	89.1%
	20.0%	16.6%		19.4%	16.7%
Depreciation and amortization	2,524	1,457	73.2%	4,990	2,536	96.8%

Total expenses	54,877	28,172	94.8%	105,235	55,537	89.5%

Income from operations	15,145	8,996	68.4%	33,088	17,348	90.7%
	5.8%	5.6%		6.4%	5.5%
Interest expense, net	4,345	1,733	150.7%	8,492	3,489	143.4%

Income before income taxes	10,800	7,263	48.7%	24,596	13,859	77.5%
Income tax expense	3,529	2,847	24.0%	9,024	5,450	65.6%

Net income	$7,271	$4,416	64.7%	$15,572	$8,409	85.2%

	2.8%	2.7%		3.0%	2.6%
Basic and diluted net income per common share:
Basic net income per common share	$0.23	$0.15	53.3%	$0.49	$0.29	69.0%

Diluted net income per common share	$0.21	$0.14	50.0%	$0.45	$0.27	66.7%

Weighted average common shares outstanding - basic	31,887	28,720	11.0%	31,990	28,549	12.1%

Weighted average common shares outstanding - diluted	34,170	31,576	8.2%	34,467	31,519	9.4%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollar in thousands, except traveler data)

(unaudited)

	Three Months Ended June 30,		% Chg	Six Months Ended June 30,		% Chg
	2006	2005		2006	2005
Supplemental Financial Data:
Revenue
Nurse and allied healthcare staffing	$181,473	$160,689	12.9%	$359,197	$317,531	13.1%
Locum tenens staffing	66,954	—	NA	131,501		NA
Physician permanent placement services	12,749	—	NA	24,743	—	NA

	$261,176	$160,689	62.5%	$515,441	$317,531	62.3%

Gross Profit
Nurse and allied healthcare staffing	$44,447	$37,168	19.6%	$88,524	$72,885	21.5%
Locum tenens staffing	17,771	—	NA	34,860	—	NA
Physician permanent placement services	7,804	—	NA	14,939		NA

	$70,022	$37,168	88.4%	$138,323	$72,885	89.8%

Gross Margin
Nurse and allied healthcare staffing	24.5%	23.1%		24.6%	23.0%
Locum tenens staffing	26.5%	—		26.5%	—
Physician permanent placement services	61.2%	—		60.4%	—
Supplemental Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (1)	6,572	6,388	2.9%	6,590	6,369	3.5%
Revenue per traveler per day(2)	$303.44	$276.43	9.8%	$301.14	$275.45	9.3%
Gross profit per traveler per day(2)	$74.32	$63.94	16.2%	$74.22	$63.22	17.4%
Locum tenens staffing
Days filled (3)	49,534	—	NA	98,785		NA
Revenue per day filled(3)	$1,351.68	$—	NA	$1,331.18	$—	NA
Gross profit per day filled(3)	$358.76	$—	NA	$352.89	$—	NA

(1)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(2)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(3)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent locum tenens revenue and gross profit divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2006	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$4,888	$10,320	$19,110
Accounts receivable, net	156,936	152,917	154,926
Deferred income taxes, net	25,638	27,917	31,305
Other current assets	21,821	26,298	22,922

Total current assets	209,283	217,452	228,263
Fixed assets, net	21,876	20,082	20,164
Goodwill, net	241,307	241,132	240,844
Intangible and other assets	125,649	130,192	129,116

Total assets	$598,115	$608,858	$618,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$22,799	$20,498	$19,092
Accrued compensation and benefits	35,696	32,183	32,208
Current portion of notes payable	10,750	12,813	10,250
Deferred revenue	8,000	7,889	7,610
Other current liabilities	31,770	31,699	59,018

Total current liabilities	109,015	105,082	128,178
Notes payable, less current portion	198,875	192,187	194,750
Deferred income taxes, net	64,700	67,014	65,132
Other long-term liabilities	27,290	25,705	37,127

Total liabilities	399,880	389,988	425,187

Stockholders’ equity	198,235	218,870	193,200

Total liabilities and stockholders’ equity	$598,115	$608,858	$618,387

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net cash provided by operating activities	$24,124	$9,234	$42,149	$26,168
Net cash used in investing activities	(2,886)	(1,591)	(40,390)	(2,362)
Net cash used in financing activities	(26,670)	(3,299)	(15,967)	(12,862)
Effect of exchange rates on cash	—	(24)	(14)	(14)

Net (decrease) increase in cash and cash equivalents	(5,432)	4,320	(14,222)	10,930
Cash and cash equivalents at beginning of period	10,320	10,518	19,110	3,908

Cash and cash equivalents at end of period	$4,888	$14,838	$4,888	$14,838